MEMORANDUM OF TERMS
FOR STRATEGIC PARTNERING RELATIONSHIP BETWEEN
BIOGOLD FUELS CORP. AND GREEN UNIVERSAL ENERGY

NOVEMBER 27, 2007

This binding memorandum summarizes the principal terms of the strategic partnering relationship between Biogold Fuels Corp. and Green Universal Energy, LLC.

Terms

Technologies:
On or before 2/28/08, Green Universal Energy LLC (“GUE”) will source and provide to Biogold Fuels Corp. (“BGF”) three separate “Conversion Packages” suitable for licensing or use by BGF on commercially reasonable terms and conditions. “Conversion Package” shall mean a complete package of technologies and technical know-how and plans sufficient to convert biomass feedstocks into synthetic diesel fuel or other mutually acceptable energy sources for the incorporation into waste to energy conversion facilities.

Exclusivity/ROFR:
GUE may provide similar services to others; provided, however, GUE agrees to give BGF a right of first refusal on any project (in the United States) covering the conversion of feedstock to energy. This right of first refusal shall not apply to projects in which GUE’s project partner has pre-existing tipping fee agreements. BGF shall have the right of first refusal for a 30 day period after receiving notice from GUE within which to notify GUE if it intends to pursue said project. GUE may have other projects outside the United States and it may offer said projects to BGF on a non-exclusive basis if the parties mutually agree.

Funding:
Stage 1: On or before 12/31/07, GUE shall introduce investors to BGF who shall invest by 12/31/07 at least $250,000 under the terms of BGF’s then current private placement memorandum, which is a purchase price of $0.50 per share (“First Stage Funding”).

Within 15 days after completion of the First Stage Funding, BGF shall cause to be transferred 500,000 shares of BGF common stock to Moshe Krienberg and 500,000 shares of BGF common stock to Alan Richmond.

Stage 2: On or before 6/30/08, GUE shall introduce investors to BGF who shall finance by 6/30/08 BGF’s first waste to energy conversion facility as well as BGF’s operational expenses for the period of one year after the commencement of operations under mutually acceptable terms and conditions (“Second Stage Funding”). On or before 3/31/08, BGF shall provide to GUE the following bankable contracts: i) power purchase agreement(s), ii) fuel/oil agreement(s), and iii) tipping fee agreement(s).

Within 15 days after completion of the Second Stage Funding, BGF shall cause to be transferred 1,000,000 shares of BGF common stock to Moshe Krienberg and 1,000,000 shares of BGF common stock to Alan Richmond.

Stage 3: On or before 6/30/09, GUE shall introduce investors to BGF who shall finance by 6/30/09 BGF’s second waste to energy conversion facility as well as BGF’s operational expenses for the period of one year after the commencement of operations at the second plant under mutually acceptable terms and conditions (“Third Stage Funding”).

Within 15 days after completion of the Third Stage Funding, BGF shall cause to be transferred 500,000 shares of BGF common stock to Moshe Krienberg and 500,000 shares of BGF common stock to Alan Richmond.

Equity Terms:
Based upon BGF’s current valuation, BGF values the total 4,000,000 shares to be transferred to GUE and the services to be provided by GUE for those shares at $400,000, the equivalent of $0.10 per share. This amount shall be utilized in all calculations and valuations of the shares.

BGF shall file a registration statement to register each of the 3 Share issuances within 90 days of each of the Stage Funding share issuances.

Expenses:	BGF shall pay all reasonable expenses of GUE as long as such expenses are approved in advance in writing by BGF’s CFO.

Mutual Cooperation:	Both parties shall cooperate with each other in good faith and put forth its best efforts to ensure the success of this strategic partnership.

Binding Agreement:
Although the parties intend and understand that this memorandum is binding, the parties intend to memorialize the terms of this memorandum with a more definitive long form agreement incorporating these terms within 45 days of this memorandum.

Breach of Agreement:
If any dispute arises regarding this memorandum, the parties agree to binding arbitration of the dispute with the prevailing party in said arbitration entitled to reasonable attorney fees. If BGF breaches this memorandum, GUE shall still be entitled to any shares earned through the date of said breach and the shares underlying registration rights.

Acknowledged and agreed:

Biogold Fuels Corp:	/s/ Chris Barsness	Date:	11/27/07
Chris Barsness, CFO

Green Universal Energy, LLC:	/s/ Moshe Krienberg	Date:	11/27/07
Moshe Krienberg

Green Universal Energy, LLC:	/s/ Alan Richmond	Date:	11/27/07
Alan Richmond